EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-267765) of Apexigen, Inc. (the “Company”), of our report dated February 22, 2023, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the reverse recapitalization transaction), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

San Francisco, California

February 22, 2023